UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 7, 2017

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas		75251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2017, EXCO Operating Company, LP, a Delaware limited partnership (“EOC”), and EXCO Land Company, LLC, a Delaware limited liability company (“EXCO Land” and together with EOC, the “Sellers”), both wholly owned subsidiaries of EXCO Resources Inc. (“EXCO”), entered into that certain Purchase and Sale Agreement (the “PSA”) with VOG Palo Verde LP, a Delaware limited partnership and subsidiary of Venado Oil and Gas, LLC (the “Buyer”). The PSA has an economic effective date of January 1, 2017 (the “Effective Time”). Pursuant to the terms of the PSA, the Buyer will purchase from the Sellers certain producing and non-producing oil, gas and mineral leases and wells located in Dimmit, Frio, La Salle and Zavala Counties and surface acreage located in Zavala County (collectively, the “Properties”). The purchase of the Properties, provided that all conditions to closing have been met, is expected to close on June 1, 2017 (the “Closing”).

Purchase Price; Adjustments to Purchase Price; Deposit. The purchase price of the Properties is $300 million, subject to customary adjustments (a) that are intended to provide the Buyer with the economic benefits and costs associated with the ownership of the Properties during the period from the Effective Time to the Closing and (b) to the extent that assets are excluded from the transaction or adjustments are made to the applicable allocated values, in each case, based upon title defects, environmental defects, casualty losses or failure to obtain waivers of certain consents or preferential purchase rights. Concurrently with the execution of the PSA, the Buyer made a deposit of 10% of the purchase price (the “Deposit”) with a third party escrow agent.

Representations and Warranties; Covenants. The PSA contains customary representations and warranties and covenants by the Sellers and the Buyer.

Indemnities. The PSA contains customary indemnities by the Sellers and the Buyer, which in the case of the indemnities by Sellers are subject to customary thresholds, deductibles and other limitations. At the Closing, $10 million of the Deposit will be retained in escrow to secure Sellers’ indemnity obligations during the 12 month period following the Closing.

Title and Environmental Matters. With limited exceptions, the Buyer’s exclusive remedy for title and environmental matters is through a customary title and environmental defect mechanism, which includes customary thresholds and deductibles. The Buyer will have until May 19, 2017, to conduct its diligence of title and environmental matters relating to the Properties. Sellers will have a 90 day period following the Closing to cure any title defects. If the Sellers exercise their rights to cure a title defect, then at Closing the Buyer will not pay the value allocated to the affected assets to the Sellers and the Sellers will not deliver an assignment of the affected assets to Buyer, but instead, such amount and assignment will be delivered into escrow with a third party escrow agent and will be released to the Sellers or the Buyer, as applicable, as the title defect is finally determined and/or cured. If the parties dispute an environmental defect or a title defect (and, in the case of a title defect, the Sellers do not exercise their rights to cure), then at Closing the Buyer will deliver such disputed amounts into escrow with a third party escrow agent to be released to the Sellers or the Buyer, as applicable, as the environmental defect or title defect is finally determined.

Conditions to the Closing. The PSA contains customary conditions that must be satisfied before the Sellers and the Buyer have the obligation to effect the Closing (the “Conditions”), including: (a) the accuracy of the Sellers’ and the Buyer’s respective representations and warranties; (b) compliance by the Sellers and the Buyer with their respective covenants; (c) the absence of certain suits or actions; and (d) the Sellers’ and the Buyer’s ability to provide closing deliverables.

Termination of Agreement. The PSA can be terminated upon the occurrence of certain events, including if the Closing has not occurred on or prior to August 1, 2017. If all of the Buyer’s Conditions have been met and the Buyer elects not to close, then the Sellers may terminate the PSA and retain the Deposit as liquidated damages. If all of the Sellers’ Conditions have been met and the Sellers elect not to close, then the Buyer may elect to either receive the Deposit and seek damages against the Sellers or seek the specific performance of the Sellers.

Forward Looking Statements

This Form 8-K may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. In addition, the conditions to closing the transactions contemplated by the PSA may not be met or the anticipated benefits from the proposed transaction may not be fully realized. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Item 7.01 Regulation FD Disclosure.

On April 10, 2017, EXCO issued a press release, a copy of which is furnished as Exhibit 99.1, announcing the signing of the PSA.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 7.01 (including the information in Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated April 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: April 13, 2017	By:	/s/ Harold L. Hickey
Harold L. Hickey
Chief Executive Officer and President

EXHIBIT INDEX

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated April 10, 2017